Exhibit 3.157
(Illegible Text)

FILED In the Office of the Secretary of State of Taxes

OCT 27 1994

Corporations Section
ARTICLES OF INCORPORATION
INFO-HIGHWAY INTERNATIONAL, INC.
     I, the undersigned a natural person of the age of eighteen (18) years or more, of whom is a citizen of the State of Texas, acting as incorporator of the corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation
ARTICLE ONE
The name of the corporation is INFO-HIGHWAY INTERNATIONAL, INC.
ARTICLE TWO
The period of its duration is perpetual
ARTICLE THREE
The purposes of the corporation is organized are
1 To buy, sell, lease, and deal in services, personal property, and real property subject to Part Four of the Texas Miscellaneous Corporation Law Act
2 Any lawful purpose
ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is ONE HUNDRED THOUSAND (100,000) shares of Class A voting stock of the per value of ONE AND NO/100 DOLLARS ($100) each and ONE THOUSAND (1000) shares of Class B non-voting stock of the par value of ONE AND NO/100 ($100) each
ARTICLE FIVE
     The corporation will not commence business untill it has received for the issuance if its shares consideration of the value of ONE THOUSAND AND NO/100 DOLLARS ($1,000), consisting of the money, labor done, or property actually received

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ARTICLE SIX
     The street address of its initial register office is 11811 North Freeway, Suite 505, Houston, Texas 77060, and the name of its initial registered agent is lony Howlett,
ARTICLE SEVEN
The number of Directors constituting the initial Board of directors is TWO (2), and the names and addresses of the person who are to serve as Directors until the first annual meeting of the shareholder or until their successors are elected and qualified are
Anthony R. Howlett
3050 Post Oak Blvd, Suite 400
Houston, Texas 77056
David Mangum
3050 Post Oak Blvd, Suite 400
Houston, Texas 77056
ARTICLE EIGHT
The names and addresses of the incorporators are
Anthony R. Howlett
3050 Post Oak Blvd, Suit 400
Houston, Texas 77056
ARTICLE NINE
     Every director and officer shall be indemnified against all liabilities, civil and criminal, incurred in relation to his duties, Including all reasonable expense of defenses, except to the extent that he shall have been finally adjudged to be table for negligence or misconduct in the manner out of which the liability arises
     IN WITNESS WHEREOF, we have executed these Articles of Incorporation on this 1 day of (Illegible data) 1994

/s/ ANTHONY R. HOWLETT
ANTHONY R. HOWLETT